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                                    EXHIBIT 10.7

                             FIRST SAVINGS BANK, F.S.B.
                                 CLOVIS, NEW MEXICO


                                EMPLOYMENT AGREEMENT


   AGREEMENT, made this 22nd day of November, 1995, by and between First Savings Bank, F.S.B. (BANK), a federally chartered stock savings bank and Norman R. Corzine (Officer).

   The Officer is an employee of the BANK and has been duly elected.

   The BANK desires to provide for the employment of the Officer in order to reinforce and encourage his continued attention and dedication to the growth and success of the BANK as a member of the BANK's management;

   The Officer desires to serve the BANK on the terms and conditions contained in this Agreement;

   THEREFORE, in consideration of the premises and respective agreements contained herein and for other good and valuable consideration, the parties agree as follows:

   1. EMPLOYMENT. The BANK agrees to employ and the Officer agrees to serve the BANK on the terms and conditions set forth in this Agreement.

   2. TERM. The term of this Agreement shall commence on or before January 1, 1996 and shall continue for a period of two years through JANUARY 1, 1998, subject to the terms and conditions herein set forth. As required by Thrift Regulatory Bulletin No. 27a (#RB 27a) the Board of Directors of the BANK must review and approve any renewals or extensions of this contract and if required the Board must obtain prior regulatory approval for any renewals or extensions hereof.

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                                                   NORMAN R. CORZINE - 11/22/95

   3. POSITION AND RESPONSIBILITIES. It is intended that at all times during the term of this Agreement the Officer shall serve as Vice President and Strategic Planning Officer. The Officer shall devote time and attention to the business and affairs of the BANK (excluding periods of vacation, sickness, and permitted leaves of absence as provided for in the BANK's personnel policies).

   (a) MAJOR DUTIES AND RESPONSIBILITIES. The Officer will provide leadership and direction in obtaining additional capital for the BANK, coordinate the BANK's strategic planning activities, and guide the BANK's investment activities to ensure the short-term and long-term profitability and liquidity of the BANK:

   (i) Coordinate and guide the BANK's efforts to raise additional capital by working with current stockholders and/or potential investors; and

   (ii) Coordinate the efforts of the BANK's investment activities through guidance and direction of the investment portfolio, interest rate risk management, and net interest margin management; and

   (iii) Contribute to the effective, profitable operation of the BANK by participating in asset management, executive, investment, stockholder, and marketing activities; and

   (iv) Represent the BANK and provide leadership in key community activities, including business, charitable, civic, and social organizations to maintain a proper responsible citizen stature for the BANK.


   4. COMPENSATION. During the period of the Officer's employment, the BANK shall provide said Officer with the following compensation and other benefits:

   (a) SALARY. The BANK shall pay to the Officer a salary at a rate not less than $90,000.00 per annum, payable in accordance with the standard payroll practices of the BANK. This salary may be increased from time to time by the Board of Directors of the BANK (with regulatory approval when required), taking into account, among other things, individual performance and general business conditions.

   (b) INCENTIVE/BONUS COMPENSATION. The Officer shall be eligible to participate in Board-approved incentive or bonus compensation plans.

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                                                   NORMAN R. CORZINE - 11/22/95

   (c) EMPLOYEE BENEFITS. The Officer shall be eligible to participate in all benefit programs of the BANK, including but not limited to profit sharing/employee stock ownership, 401K plan, group life insurance, group health insurance, sick leave, salary continuation, disability, vacation, and holidays.

   (d) PERQUISITES AND BUSINESS EXPENSES. The Officer shall be entitled to prompt reimbursement of all reasonable expenses incurred by said Officer in performing services hereunder and is to be provided additional perquisites customary for the BANK. The BANK shall provide a late model automobile for use by the Officer during the term of this Agreement.

   (e) STOCK OPTION PLAN. Subject to the approval of this Agreement by the Office of Thrift Supervision (OTS), the Board of Directors shall cause the BANK to grant under its stock option plan (First Savings Bank, F.S.B., 1986 Stock Option and Incentive Plan) 17,000 shares of BANK common stock to the Officer effective July 18, 1995. The option may be exercisable during this Agreement and any extension thereof at the fair market price of the common stock at the date of the grant, unless an earlier expiration date is indicated by the stock option plan.

   (f) 12 USC 1828(k) COMPLIANCE. Any payments made to the Officer pursuant to this agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 USC 1828(k) and any regulations promulgated thereunder.


   5.  TERMINATION.

   The following events shall constitute grounds for termination:

   (a) DISABILITY OR DEATH. If, as a result of the Officer's incapacity due to physical or mental illness, the Officer shall have been absent from his duties hereunder on a full-time basis for 150 consecutive days, then the BANK shall be entitled to deliver written notice of termination to the Officer, and if, within 30 days after any such written notice of termination is given, the Officer shall not have returned to the performance of his duties hereunder on a full-time basis, the BANK may terminate the Officer's employment hereunder. Upon the death of the Officer, the BANK shall continue to pay the Officer's estate the Base salary for a period of 180 days following the Officer's death, following which the obligations of the BANK hereunder shall terminate. Termination hereunder shall not affect the

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                                                 NORMAN R. CORZINE - 11/22/95

Officer's entitlement to any vested benefits of the Officer hereunder or under any plan or arrangement contemplated by Section 4 above.

   (b) CAUSE. The BANK may terminate the Officer's employment at any time, but any termination by the BANK other than termination for cause, shall not prejudice the Officer's right to receive compensation or other benefits under this Agreement. The Officer shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and desist order, or material breach of any provision of this Agreement.

   If the Officer is suspended and/or temporarily prohibited from participation in the conduct of the BANK's affairs by a notice served under section 8(e)(3) or (g)(1) of [the] Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the BANK's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the BANK may, at its discretion,
(i) pay the Officer all or part of the compensation withheld while its Contract (Agreement) obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

   If the Officer is removed and/or permanently prohibited from participating in the conduct in the BANK's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or
(g)(1)), all obligations of the BANK under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

   The BANK shall exercise its right to terminate the Officer's employment for Cause by giving him a prompt written notice of termination specifying in reasonable detail the circumstances constituting such Cause and specifying such date of termination as the BANK shall determine.

   In the event of a termination for Cause, the BANK shall have no further liability for payments (other than previously accrued and unpaid compensation) under section 4 of this Agreement.

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                                                   NORMAN R. CORZINE - 11/22/95

    (c) DEFAULT. If the BANK is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     Further, all obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary [for] the continued operation of the BANK[:]

     (i) by the Director of the Office of Thrift Supervision or his or her designee, at the time of the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the BANK under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

     (ii) by the Director of the Office of Thrift Supervision or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the BANK or when the BANK is determined by the Director to be in an unsafe or unsound condition.

     (d) OTHER. The BANK may terminate the Officer's employment for reasons other than for cause. In such circumstances, the BANK shall pay to said Officer salary and employee benefits for the remainder of the term of the Agreement, unless otherwise prohibited herein.

     (e) TOTAL COMPENSATION. The total compensation to the Officer upon departure, for any reason, will not exceed three times the Officer's average annual compensation, based on the five most recent taxable years. In the case of termination for cause, however, no payments will be made.

     6. Other Miscellaneous Covenants.

     (a) TAX WITHHOLDING. The BANK shall have the right to deduct from any payment required to be made to the Officer or said Officer's estate or beneficiaries, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments.

     (b) NOTICES. Any notice hereunder to the BANK shall be addressed to Chairman of the Board of Directors, P.O. Drawer 1569, Clovis, New Mexico 88102-1569. Any notice to the Officer shall be directed to said Officer at Officer's last known address contained in the BANK'S files. Either party may designate an address at any time hereafter in writing.

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                                                   NORMAN R. CORZINE - 11/22/95

     (c) ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and understanding of the parties with respect to the subject matter herein and is subject to prior approval (no objection) by the Office of Thrift Supervision
(OTS).

    (d) SUCCESSORS; ASSIGNS. Except as herein expressly provided, the respective rights and obligations of the Officer and the BANK under this Agreement shall not be assigned by either party without the written consent of the other party but shall inure to the benefit of, and be binding upon, the parties or its permitted successors or assigns. With respect to the BANK, successors shall include any other corporation or entity with which the BANK may be merged or otherwise combined or which may acquire all or substantially all of the business (ownership) of the BANK. With respect to the Officer, successors shall include Officer's estate, beneficiaries, or other legal representatives. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     (e) AMENDMENT; WAIVER. No provision of this Agreement may be amended or waived without written authorization of both the Board of Directors and the Officer.

     (f) SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

     (g) GOVERNING LAW. This Agreement shall be deemed a Contract under, and for all purposes shall be construed with, the laws of the State of New Mexico.

     (h) ARBITRATION. Any dispute or disagreement arising under this Agreement shall be settled by arbitration conducted by a member of the American Arbitration Association in accordance with the rules of said association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the BANK if the Officer receives a judgment in said Officer's favor against the BANK.

     (i) INVESTMENTS. Nothing contained in this contract shall prevent the Officer from investing or trading stocks, bonds, securities, real estate, or other forms of investment for said Officer's own benefit (directly or indirectly), provided such investments do not significantly interfere or conflict with Officer's services to be rendered hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month, and year first written above.

FIRST SAVINGS BANK, F.S.B.

By: /s/ Robert C. Lydick
   --------------------------------------
   Robert "Chad" Lydick, Chairman
   Board of Directors

OFFICER

By: /s/ Norman R. Corzine
   ---------------------------------------
   Norman R. Corzine











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